EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER EARNINGS OF $9.4 MILLION
STRONG BALANCE SHEET MANAGEMENT PROVIDES AMPLE LIQUIDITY

NOVATO, CA, April 24, 2023 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $9.4 million in the first quarter of 2023, compared to $12.9 million in the fourth quarter of 2022 and $10.5 million in the first quarter of 2022. The decline in earnings was a result of higher interest expense reflecting higher market interest rates on a lagged basis. Diluted earnings per share were $0.59 in the first quarter, compared to $0.81 in the prior quarter, and $0.66 in the same quarter last year.

Bancorp issued an earnings presentation, concurrently with this release, to provide additional financial detail for items that will be discussed during the first quarter 2023 earnings call. The earnings release and presentation slides are intended to be reviewed together. The presentation can be found online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

“Given industry volatility in mid-March, we expanded strategic pricing conversations already underway with customers to alleviate concerns and reinforce their confidence in our financial strength, ample liquidity and robust capital levels,” said Tim Myers, President and Chief Executive Officer. “While it is not unusual for us to experience a decline in deposits in the first quarter, customer insights and daily transaction monitoring helped us to understand this year's more-pronounced activity. We are pleased to report that our deposit balances have been stable since March 22nd, which we believe is a reflection of our effective relationship management and strong, diversified deposit franchise.”

Bancorp also provided the following highlights from the first quarter of 2023:

•Following recent industry events, our deposit franchise remained strong at $3.251 billion on March 31, 2023, a decrease of $322.8 million from $3.573 billion at December 31, 2022. While there have been some outflows related to industry concerns in March and pandemic surge deposits redeploying to money market funds, the largest transactions were related to the normal operating activities of our customers. Those activities include vendor payments, taxes, payroll and singular events such as disbursement of proceeds from the sale of a business, real property acquisitions for cash, trust distributions or estate settlements. The cost of deposits increased 12 basis points quarter over quarter due to targeted relationship-based pricing adjustments. Non-interest bearing deposits made up 50.3% of total deposits at March 31, 2023, compared to 51.5% at December 31, 2022, and we estimated that 67% of total deposits were fully covered by FDIC insurance as of March 31, 2023.

•Liquidity is strong, providing 181% coverage of estimated uninsured deposits. The Bank has long followed liquidity management practices similar to large banks with robust liquidity requirements and regular liquidity stress testing. While the Bank has the ability to utilize the Federal Reserve Bank Term Funding Program ("BTFP") and has tested it for contingency planning purposes, there has been no need to utilize the facility at this time.

•Loan balances of $2.112 billion at March 31, 2023, increased $19.8 million from $2.093 billion at December 31, 2022 reflecting originations of $44.9 million and payoffs of $22.2 million. Utilization of credit lines was mostly offset by loan amortization from scheduled repayments during the quarter and unfunded commitments declined $37.4 million from December 31, 2022 to $529.5 million at March 31, 2023.

•Non-accrual loans were only 0.10% of total loans as of March 31, 2023, compared to 0.12% at December 31, 2022. We recorded a $350 thousand provision for credit losses on loans in the first quarter, compared to no provision in the previous quarter and a $485 thousand provision reversal in the same quarter of 2022. The provision in the first quarter of 2023 was due primarily to qualitative risk factor adjustments.

•Credit quality remains sound notwithstanding the trends in the commercial real estate market. Our loan portfolio continues to perform well, with classified loans at only 1.47% of total loans and manageable delinquencies, Non-owner occupied commercial real estate loans made up 73% of total classified loans as of March 31, 2023, compared to 76% at December 31, 2022, and all are currently paying as agreed. We continue to maintain diversity among property types and within our geographic footprint. In particular, our office commercial real estate portfolio in the City of San Francisco represents just 3% of our total loan portfolio and 6% of our total non-owner occupied commercial real estate portfolio. As of the last measurement period, the average loan-to-value and debt-service coverage for the entire non-owner occupied office portfolio were 55% and 1.67x, respectively. For the eleven non-owner occupied office loans in the City of San Francisco, the average loan-to-value and debt-service coverage were 60% and 1.20x, respectively. More details are available in the supplementary earnings presentation.

•The first quarter tax-equivalent net interest margin decreased 22 basis points to 3.04% from 3.26% for the previous quarter due primarily to increased deposit costs and average borrowing balances, partially offset by higher loan yields. The margin was up from 2.96% in the same period of 2022.

•Return on average assets ("ROA") was 0.92% for the first quarter of 2023, compared to 1.21% for the fourth quarter of 2022 and 0.98% for the first quarter of 2022. Return on average equity ("ROE") was 9.12%, compared to 12.77% for the prior quarter and 9.61% for the first quarter in the prior year. The efficiency ratio for the first quarter of 2023 was 60.24%, compared to 50.92% for the prior quarter and 59.13% for the first quarter of 2022. The sequential declines in ROA and ROE and increase in the efficiency ratio were due primarily to the $5.1 million total increase in both interest and non-interest expense.

•The Bank closed four branch locations in the first quarter of 2023. The acquisition of American River Bank ("ARB") resulted in an overlap in the Bank’s branch network in Santa Rosa and Healdsburg, prompting branch consolidations within Northern Sonoma County. In addition, our Tiburon and Buckhorn branches in Marin and Amador counties were in close proximity to other branches fully able to meet our customers' needs. These closures represented the remaining expense savings anticipated from the acquisition, optimizing efficiency and our ability to fund strategic initiatives going forward. The pre-tax savings in 2023 from the branch closures, net of accelerated costs, is expected to be approximately $470 thousand, and future annual pre-tax savings are expected to be approximately $1.4 million.

•All capital ratios were above well-capitalized regulatory requirements. The total risk-based capital ratios at March 31, 2023 for Bancorp and the Bank were 16.2% and 15.6%, respectively. Bancorp's tangible common equity to tangible assets ("TCE ratio") was 8.7% at March 31, 2023, and the Bank's TCE ratio was 8.3%.

•The Board of Directors declared a cash dividend of $0.25 per share on April 21, 2023, which represents the 72nd consecutive quarterly dividend paid by Bancorp. The dividend is payable on May 12, 2023, to shareholders of record at the close of business on May 5, 2023.

“We are well positioned to meet our customers’ credit needs, as evidenced by the loan growth we achieved in the first quarter and our strong liquidity,” said Tani Girton, Executive Vice President and Chief Financial Officer. “We have not wavered from our prudent risk management discipline that has proven successful for more than 30 years. Our balance sheet is strong, and our credit quality continues to be excellent. This gives us confidence in our ability to navigate this environment while delivering strong returns for our shareholders.”

Loans and Credit Quality

Loans increased by $19.8 million in the first quarter of 2023 and totaled $2.112 billion at March 31, 2023, compared to $2.093 billion at December 31, 2022. Loan originations for the first quarter of 2023 were $44.9 million, compared to $36.1 million for the fourth quarter of 2022 and $49.8 million for the first quarter of 2022. Loan payoffs were $22.2 million for the first quarter, compared to $55.3 million for the fourth quarter of 2022 and $119.7 million for the first quarter of 2022, which included $70.4 million in PPP loan payoffs. First quarter 2023 loan payoffs were the lowest first quarter payoffs since 2017 and consisted mainly of a large construction project completed.

Non-accrual loans totaled $2.0 million, or 0.10%, of the loan portfolio at March 31, 2023, compared to $2.4 million, or 0.12% at December 31, 2022. Non-accrual loans at March 31, 2023 included the addition of six loans totaling $1.4 million in the first quarter, 68% of which were well-secured by commercial real estate, offset by decreases due to payoffs of $1.4 million, upgrades of $413 thousand, and paydowns of $27 thousand. Over 99% of the non-accrual loans were collateralized by real estate with no expected credit loss as of March 31, 2023.

Classified loans totaled $31.0 million at March 31, 2023, compared to $28.1 million at December 31, 2022, increasing primarily due to higher usage of a revolving line of credit that was previously downgraded. Other changes included $1.4 million in downgrades, $1.7 million in payoffs and paydowns and $314 thousand in upgrades to pass risk rating. All of the downgrades in the first quarter were for loans that are secured by real estate collateral. Accruing loans past due 30 to 89 days totaled $1.2 million at March 31, 2023, compared to $664 thousand at December 31, 2022.

Net charge-offs for the first quarter of 2023 totaled $3 thousand, compared to net recoveries of $20 thousand for the fourth quarter of 2022 and net recoveries of $9 thousand for the first quarter of 2022. The ratio of allowance for credit losses to total loans was 1.10% at both March 31, 2023 and December 31, 2022.

The $350 thousand provision for credit losses on loans in the first quarter was due primarily to increases in qualitative risk factors to account for continued uncertainty about inflation and recession risks. Management believed that these risk factors were not adequately captured in the modeled quantitative portion of the allowance and took the more prudent approach to account for loan and collateral concentration risks, mainly in our construction and commercial real estate portfolios, and the need for heightened portfolio management in light of current economic conditions. In addition, the $19.8 million increase in loans contributed modestly to the provision. These increases were partially offset by the quantitative impact of an improvement in Moody's Analytics' baseline California unemployment rate forecasts over the next four quarters. There was no adjustment to the provision in the prior quarter and a $485 thousand provision reversal in the first quarter of 2022, due primarily to an improvement in underlying economic forecasts at the time.

The $174 thousand reversal of the provision for credit losses on unfunded loan commitments in the first quarter of 2023 was due primarily to a $37.4 million decrease in total unfunded commitments. This compares to no provision in the prior quarter and a $318 thousand provision reversal in the first quarter of 2022, due mainly to an improvement in the underlying economic forecasts at the time.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $38.0 million at March 31, 2023, compared to $45.4 million at December 31, 2022. The $7.4 million decrease was due primarily to increases in loans and decreases in deposits partially offset by cash flows from investment securities and increased borrowings.

Investments

The investment securities portfolio totaled $1.756 billion at March 31, 2023, a decrease of $18.2 million from December 31, 2022. The decrease was primarily the result of principal repayments totaling $32.9 million, offset by a $16.2 million reduction in pre-tax unrealized losses on available-for-sale investment securities. Both portfolios are eligible for pledging to FHLB or the Federal Reserve as collateral for borrowing, which protects the Bank from being forced to sell any securities at a loss. The portfolio is comprised of high credit quality investments with average effective durations of 3.8 on available-for-sale securities and 5.9 on held-to-maturity securities. Both portfolios generate cash flow monthly from interest, principal amortization and payoffs, which supports the Bank's liquidity. In the first quarter investment cash flows totaled $46.2 million.

Deposits

Deposits totaled $3.251 billion at March 31, 2023, a decrease of $322.8 million compared to $3.573 billion at December 31, 2022. Up until the regulatory closures of Silicon Valley Bank on March 10, 2023 and Signature Bank on March 12, 2023, deposit fluctuations were fairly consistent with prior years' first quarter customer activity with some additional outflows to alternative investments observed. In 2022, the Bank maintained excess liquidity in anticipation of planned customer activities and expected outflows from pandemic surge deposits received in 2020 and 2021. As outflows materialized, our low cost of funds relative to the industry provided an opportunity to balance deposit levels against costs. Early in the first quarter of 2023, our bankers engaged in discussions with clients about account structure and pricing, which positioned the Bank well to navigate uncertainty in the marketplace later in the quarter. The Bank experienced a $203.6 million decline in deposits between March 10th and March 31st. Of the 100 relationships with the largest net outflows totaling approximately $206.4 million, 83% was attributed to normal business activities including vendor payments, taxes, payroll and singular events such as estate settlements and sales of businesses, 14% moved to outside brokerage firms or other financial institutions, and the remaining 3% moved to assets under management of our Wealth Management and Trust Services department. Since March 22nd and through April 20th deposits have been relatively stable. We believe that our customer outreach has been effective. and it has resulted in a 32 basis point increase in the cost of our deposits to 40 basis points in the month of March from 8 basis points in the month of December, as we balanced the level of deposits against cost. Additionally, we opened over 1,000 accounts in the first quarter with $60 million in new deposits.

Borrowings and Liquidity

At March 31, 2023, the Bank had $155.4 million outstanding in overnight borrowings and $250.0 million outstanding in short-term borrowings from the Federal Home Loan Bank, compared to $112.0 million in overnight borrowings at December 31, 2022. Total immediate contingent funding sources, including unrestricted cash, unencumbered available-for-sale securities, and remaining borrowing capacity was $1.932 billion, or 59% of total deposits and 181% of estimated uninsured deposits as of March 31, 2023. The Federal Reserve BTFP facility offers borrowing capacity based on par values of securities pledged and attractive borrowing rates. While the Bank has pledged securities and tested the facility, there has not been a need to use it. The following table details the components of liquidity as of quarter-end.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted Cash	$38.0	$—	$38.0
Unencumbered Securities	767.7	—	767.7
External Sources
FHLB	1,037.2	(405.4)	631.8
FRB	344.2	—	344.2
Contingent Lines at Correspondents	150.0	—	150.0
Total Liquidity	$2,337.1	$(405.4)	$1,931.7
Note: Access to brokered deposit purchases through networks such as Intrafi and Reich & Tang and brokered CD sales is not included above.

Capital Resources

The total risk-based capital ratio for Bancorp was 16.2% at March 31, 2023, compared to 15.9% at December 31, 2022. The total risk-based capital ratio for the Bank was 15.6% at March 31, 2023, compared to 15.7% at December 31, 2022.

Bancorp's tangible common equity to tangible assets ("TCE ratio") was 8.7% at March 31, 2023, compared to 8.2% at December 31, 2022. The pro forma TCE ratio if held-to-maturity ("HTM") securities were treated the same as available-for-sale securities at March 31, 2023 would have been 6.9% (refer to pages 5 and 6 for a discussion and reconciliation of these non-GAAP financial measures). Management believes these non-GAAP measures are important because they reflect the level of capital available to withstand drastic changes in market conditions. Contingent funding sources, such as the Federal Home Loan Bank and the Federal Reserve BTFP facility, ensure that banks have immediate access to liquidity and alleviate the need to sell securities in an unrealized loss position.

Earnings

Net Interest Income

Net interest income totaled $29.9 million in the first quarter of 2023, compared to $33.4 million in the prior quarter and $29.9 million in the first quarter of 2022. The $3.5 million decrease from the prior quarter was primarily related to an increase in the cost of deposits and higher average borrowing balances. Net interest income was close to that of first quarter 2022, as the increase in interest income on investments offset the increases in interest expense on deposits and borrowings.

The tax-equivalent net interest margin was 3.04% for the first quarter of 2023, compared to 3.26% for the prior quarter, and 2.96% for the first quarter of 2022. The decline from prior quarter was primarily due to higher borrowing and deposit costs partially offset by higher interest rates on loans. The increase over the same quarter last year was primarily due to higher yields on loans and investments partially offset by higher deposit and borrowing costs.

Non-Interest Income

Non-interest income totaled $2.9 million in the first quarter of 2023, compared to $2.6 million in the prior quarter and $2.9 million in the first quarter a year ago. The $348 thousand increase from the prior quarter was primarily related to the recognition of a death benefit on bank-owned life insurance, partially offset by decreases in debit card interchange fees and other income. The $68 thousand increase from the first quarter of 2022 was primary due to the death benefit, partially offset by decreases in wealth management and trust services and other income.

Non-Interest Expense

Non-interest expense totaled $19.8 million in the first quarter of 2023, compared to $18.3 million for the prior quarter and $19.4 million in the first quarter of 2022. The $1.5 million increase from the prior quarter included $417 thousand in adjustments to estimated incentive and supplemental executive retirement plan accruals, and $432 thousand from accelerated amortization and lease costs associated with branch closures. Other increases to salaries and related benefits included $389 thousand in 401(k) matching contributions, which is typically higher in the first quarter, and $383 thousand of additional salaries, insurance and payroll taxes. Meaningful decreases in expenses included $343 thousand in information technology and data processing costs due largely to timing of purchases and the renegotiation of our data processing contract.

The $405 thousand increase from the first quarter of 2022 was primarily related to $646 thousand in accelerated amortization and lease costs for branches closed and a $210 thousand increase in professional services fees from the completion of multiple internal audit and consulting engagements. These increases were partially offset by $466 thousand in net changes to estimated incentive, vacation and retirement plan accruals included within salaries and related benefits expense and acquisition costs included within data processing expense.

Statement Regarding use of Non-GAAP Financial Measures
Our first quarter 2022 was impacted by costs associated with our acquisition of American River Bank ("ARB"), which we considered immaterial to discuss in this release. For additional information regarding the impact of non-GAAP adjustments to our first quarter 2022 performance measures, refer to Form 10-Q filed on May 9, 2022.

In this press release, financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that, given recent industry turmoil, the presentation of Bancorp's non-GAAP TCE ratio reflecting the after tax impact of unrealized losses on HTM securities provides useful supplemental information to investors. Because there are limits to the usefulness of this measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto in their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the non-GAAP TCE ratio is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, unaudited)		March 31, 2023
Tangible Common Equity - Bancorp
Total stockholders' equity		$430,174
Goodwill and core deposit intangible		(77,525)
Total TCE	a	352,649
Unrealized losses on HTM securities, net of tax		(76,378)
TCE, net of unrealized losses on HTM securities (non-GAAP)	b	$276,271
Total assets		$4,135,279
Goodwill and core deposit intangible		(77,525)
Total tangible assets	d	4,057,754
Unrealized losses on HTM securities, net of tax		(76,378)
Total tangible assets, net of unrealized losses on HTM securities (non-GAAP)	e	$3,981,376
Bancorp TCE ratio	a / d	8.7%
Bancorp TCE ratio, net of unrealized losses on HTM securities (non-GAAP)	b / e	6.9%

Share Repurchase Program

Bancorp's share repurchase program had $34.7 million available to repurchase as of March 31, 2023. There have been no repurchases in 2023.

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its first quarter earnings call via webcast on Monday, April 24, 2023, at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.1 billion, Bank of Marin has 27 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war or other conflicts such as Russia's military action in Ukraine, impacts from inflation, supply change disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats)

affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
Selected operating data and performance ratios:
Net income	$9,440	$12,881	$10,465
Diluted earnings per common share	$0.59	$0.81	$0.66
Return on average assets	0.92%	1.21%	0.98%
Return on average equity	9.12%	12.77%	9.61%
Efficiency ratio	60.24%	50.92%	59.13%
Tax-equivalent net interest margin [1]	3.04%	3.26%	2.96%
Cost of deposits	0.20%	0.08%	0.06%
Net charge-offs (recoveries)	$3	$(20)	$(9)

(in thousands; unaudited)	March 31, 2023	December 31, 2022
Selected financial condition data:
Total assets	$4,135,279	$4,147,464
Loans:
Commercial and industrial	$195,964	$173,547
Real estate:
Commercial owner-occupied	352,529	354,877
Commercial non-owner occupied	1,189,962	1,191,889
Construction	110,386	114,373
Home equity	86,572	88,748
Other residential	116,447	112,123
Installment and other consumer loans	60,468	56,989
Total loans	$2,112,328	$2,092,546
Non-accrual loans: [1]
Real estate:
Commercial owner-occupied	$331	$1,563
Commercial non-owner occupied	924	—
Home equity	768	778
Installment and other consumer loans	3	91
Total non-accrual loans	$2,026	$2,432
Classified loans (graded substandard and doubtful)	$31,014	$28,109
Total accruing loans 30-89 days past due	$1,223	$664
Allowance for credit losses to total loans	1.10%	1.10%
Allowance for credit losses to non-accrual loans	11.52x	9.45x
Non-accrual loans to total loans	0.10%	0.12%
Total deposits	$3,250,574	$3,573,348
Loan-to-deposit ratio	65.0%	58.6%
Stockholders' equity	$430,174	$412,092
Book value per share	$26.71	$25.71
Tangible common equity to tangible assets - Bank	8.3%	8.1%
Tangible common equity to tangible assets - Bancorp	8.7%	8.2%
Total risk-based capital ratio - Bank	15.6%	15.7%
Total risk-based capital ratio - Bancorp	16.2%	15.9%
Full-time equivalent employees	311	313
[1] There were no non-performing loans over 90 days past due and accruing interest as of March 31, 2023 and December 31, 2022.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	March 31, 2023	December 31, 2022
Assets
Cash, cash equivalents and restricted cash	$37,993	$45,424
Investment securities:
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at March 31, 2023 and December 31, 2022)	958,560	972,207
Available-for-sale (at fair value; amortized cost of $871,829 and $892,605 at March 31, 2023 and December 31, 2022, respectively; net of zero allowance for credit losses at March 31, 2023 and December 31, 2022)	797,533	802,096
Total investment securities	1,756,093	1,774,303
Loans, at amortized cost	2,112,328	2,092,546
Allowance for credit losses on loans	(23,330)	(22,983)
Loans, net of allowance for credit losses on loans	2,088,998	2,069,563
Goodwill	72,754	72,754
Bank-owned life insurance	67,006	67,066
Operating lease right-of-use assets	22,854	24,821
Bank premises and equipment, net	8,690	8,134
Core deposit intangible, net	4,771	5,116
Other real estate owned	455	455
Interest receivable and other assets	75,665	79,828
Total assets	$4,135,279	$4,147,464

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,636,651	$1,839,114
Interest bearing
Transaction accounts	251,716	287,651
Savings accounts	306,951	338,163
Money market accounts	911,189	989,390
Time accounts	144,067	119,030
Total deposits	3,250,574	3,573,348
Short-term borrowings and other obligations	405,802	112,439
Operating lease liabilities	25,433	26,639
Interest payable and other liabilities	23,296	22,946
Total liabilities	3,705,105	3,735,372
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,107,210 and 16,029,138 at March 31, 2023 and December 31, 2022, respectively	215,965	215,057
Retained earnings	276,209	270,781
Accumulated other comprehensive loss, net of taxes	(62,000)	(73,746)
Total stockholders' equity	430,174	412,092
Total liabilities and stockholders' equity	$4,135,279	$4,147,464

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
Interest income
Interest and fees on loans	$24,258	$23,500	$23,677
Interest on investment securities	10,033	10,126	6,693
Interest on federal funds sold and due from banks	56	575	106
Total interest income	34,347	34,201	30,476
Interest expense
Interest on interest-bearing transaction accounts	254	191	56
Interest on savings accounts	170	32	29
Interest on money market accounts	1,085	405	478
Interest on time accounts	223	114	14
Interest on borrowings and other obligations	2,716	89	1
Total interest expense	4,448	831	578
Net interest income	29,899	33,370	29,898
Provision for (reversal of) credit losses on loans	350	—	(485)
Reversal of credit losses on unfunded loan commitments	(174)	—	(318)
Net interest income after provision for (reversal of) credit losses	29,723	33,370	30,701
Non-interest income
Earnings on bank-owned life insurance, net	705	296	413
Service charges on deposit accounts	533	519	488
Wealth Management and Trust Services	511	490	600
Debit card interchange fees, net	447	513	505
Dividends on Federal Home Loan Bank stock	302	297	259
Merchant interchange fees, net	133	119	140
Other income	304	353	462
Total non-interest income	2,935	2,587	2,867
Non-interest expense
Salaries and related benefits	10,930	9,600	11,548
Occupancy and equipment	2,414	2,084	1,907
Professional services	1,123	985	913
Data processing	1,045	1,080	1,277
Depreciation and amortization	882	581	452
Information technology	370	678	478
Amortization of core deposit intangible	345	365	380
Directors' expense	321	269	311
Federal Deposit Insurance Corporation insurance	289	293	290
Charitable contributions	49	104	45
Other real estate owned	4	4	2
Other expense	2,008	2,267	1,772
Total non-interest expense	19,780	18,310	19,375
Income before provision for income taxes	12,878	17,647	14,193
Provision for income taxes	3,438	4,766	3,728
Net income	$9,440	$12,881	$10,465
Net income per common share:
Basic	$0.59	$0.81	$0.66
Diluted	$0.59	$0.81	$0.66
Weighted average shares:
Basic	15,970	15,948	15,876
Diluted	15,999	16,001	15,946
Comprehensive income (loss):
Net income	$9,440	$12,881	$10,465
Other comprehensive income (loss):
Change in net unrealized gains or losses on available-for-sale securities	16,213	8,474	(38,228)
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	(14,847)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	463	454	144
Other comprehensive income (loss), before tax	16,676	8,928	(52,931)
Deferred tax expense (benefit)	4,930	2,639	(15,648)
Other comprehensive income (loss), net of tax	11,746	6,289	(37,283)
Total comprehensive income (loss)	$21,186	$19,170	$(26,818)

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2023			December 31, 2022			March 31, 2022
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$4,863	$56	4.58%	$61,878	$575	3.64%	$231,555	$106	0.18%
Investment securities [2,3]	1,851,743	10,194	2.20%	1,873,028	10,319	2.20%	1,626,537	6,871	1.69%
Loans [1,3,4]	2,121,718	24,415	4.60%	2,113,201	23,670	4.38%	2,227,495	23,881	4.29%
Total interest-earning assets [1]	3,978,324	34,665	3.49%	4,048,107	34,564	3.34%	4,085,587	30,858	3.02%
Cash and non-interest-bearing due from banks	39,826			44,480			69,019
Bank premises and equipment, net	8,396			7,933			7,430
Interest receivable and other assets, net	137,114			125,483			183,222
Total assets	$4,163,660			$4,226,003			$4,345,258
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$272,353	$254	0.38%	$290,064	$191	0.26%	$295,183	$56	0.08%
Savings accounts	329,299	170	0.21%	338,760	32	0.04%	343,327	29	0.03%
Money market accounts	952,479	1,085	0.46%	1,036,932	405	0.15%	1,122,215	478	0.17%
Time accounts including CDARS	126,030	223	0.72%	127,906	114	0.35%	147,707	14	0.04%
Short-term borrowings and other obligations [1]	222,571	2,716	4.88%	8,014	89	4.34%	399	1	0.62%
Total interest-bearing liabilities	1,902,732	4,448	0.95%	1,801,676	831	0.18%	1,908,831	578	0.12%
Demand accounts	1,792,998			1,975,390			1,942,804
Interest payable and other liabilities	48,233			48,592			51,997
Stockholders' equity	419,697			400,345			441,626
Total liabilities & stockholders' equity	$4,163,660			$4,226,003			$4,345,258
Tax-equivalent net interest income/margin [1]		$30,217	3.04%		$33,733	3.26%		$30,280	2.96%
Reported net interest income/margin [1]		$29,899	3.01%		$33,370	3.23%		$29,898	2.93%
Tax-equivalent net interest rate spread			2.54%			3.16%			2.90%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2023 and 2022.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.